SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of September 15, 2026, by and between Tarlton-Reger Owner, LLC, a Delaware limited liability company (“Landlord”), and BILLIONTOONE, INC., a Delaware corporation (“Tenant”).
RECITALS

WHEREAS, Landlord (as successor-in-interest to TPI INVESTORS 21, LLC, a California limited liability company), and Tenant are parties to that certain Lease dated April 19, 2024 (the “Original Lease”), as amended by that certain First Amendment to Lease dated August 29, 2025 (the “First Amendment” and collectively with the Original Lease referred to herein as the “Lease”), with respect to certain premises to be located within a three story building to be constructed by Landlord (the “Building”) containing approximately 229,236 rentable square feet (the “Premises”).
WHEREAS, Landlord and Tenant desire to amend the Lease to adjust the size of the Premises and modify other provisions of the Lease, all as more particularly set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:
1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease.
2.Definition of the Premises. Pursuant to Paragraph 1(c) of the Lease, there is a change to the expected square footage set forth in the definition of Premises. Therefore, the first sentence of Paragraph 1(a) of the Lease is hereby deleted in its entirety and replaced with the following language,
3.“(a)    Beginning on the Commencement Date (as defined in Paragraph 2(a)), Landlord hereby leases to Tenant, and Tenant leases from Landlord, at the rental rate and upon the terms and conditions set forth herein, all of the interior space in the Building which is expected to be approximately 229,236 rentable square feet (the “Premises”), together with the right to use Tenant’s share of on-site parking spaces pursuant to Paragraph 28.”
4.Monthly Base Rent. Paragraph 4(a) of the Lease is hereby amended to delete the Monthly Base Rent chart included therein in its entirety and replace with the Monthly Base Rent chart as follows:

Months	$/SF/Mo./NNN	Monthly Base Rent (based on 229,236 RSF)
1-9*	$4.6500	$1,065,947.40
10-12**	$4.6500	$1,065,947.40

13-24	$4.7895	$1,097,925.82
25-36	$4.9332	$1,130,863.59
37-48	$5.0812	$1,164,789.51
49-60	$5.2336	$1,199,733.20
61-72	$5.3906	$1,235,725.20
73-84	$5.5523	$1,272,796.96
85-96	$5.7189	$1,310,980.87
97-108	$5.8905	$1,350,310.30
109-120	$6.0672	$1,390,819.61
121-132	$6.2492	$1,432,544.20
133-144	$6.4367	$1,475,520.54
145-156	$6.6298	$1,519,786.16
157-168	$6.8287	$1,565,379.74
169-180	$7.0335	$1,612,341.13
181-189	$7.2445	$1,660,711.36

    In addition to the Monthly Base Rent amounts set forth above, Tenant shall pay the monthly installments of the Additional Allowance Amount (as defined in Section 7 of this Amendment) commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the end of the Term.
5.Abated Base Rent. Section 4(a) of the Lease is hereby revised to provide that the amount of the Abated Base Rent for the Base Rent Abatement Period shall be equal to the total amount of Nine Million Five Hundred Ninety-Three Thousand Five Hundred Twenty-Six and 60/100 Dollars ($9,593,526.60), which amount is attributed to the first (1st) month through and including the ninth (9th) month following the Commencement Date, in accordance with the schedule set forth above.
6.Additional Abated Base Rent. Section 3 of the First Amendment is hereby revised to provide that the amount of the Additional Abated Base Rent for the Additional Base Rent Abatement Period shall be equal to the total amount of Three Million One Hundred Ninety-Seven Thousand Eight Hundred Forty-Two and 20/100 Dollars ($3,197,842.20), which amount is attributed to the tenth (10th) month through and including the twelfth (12th) month following the Commencement Date, in accordance with the schedule set forth above.
7.Tenant Improvement Allowance. The first sentence of Paragraph 5(a) of the Work Letter attached to the Lease as Exhibit “F” is hereby deleted in its entirely and replaced with the following language,
“(a)    Landlord shall contribute up to, but not exceeding One Hundred Eighty and 00/100 Dollars ($180.00) per rentable square foot of the Premises (i.e., up to Forty-One Million Two Hundred Sixty-Two Thousand Four Hundred Eighty and 00/100 Dollars ($41,262,480.00) based on 229,236 RSF, such RSF being subject to adjustment in accordance with Paragraph 1(c) of the Lease), for costs relating to the initial design and construction of the Tenant Improvements (the “Tenant Improvement Allowance”).”
8.Additional Allowance. Pursuant to Paragraph 5(c) of the Work Letter attached to the Lease as Exhibit “F”, prior to the date of this Amendment, Tenant exercised its option to increase the Tenant Improvement Allowance up to an additional $20.00 per rentable square foot of the Premises (i.e., up to an additional Four Million Five Hundred Eighty-Four Thousand Seven Hundred Twenty and 00/100 Dollars ($4,584,720.00) based on 229,236 RSF, such RSF being subject to adjustment in accordance with Paragraph 1(c) of the Lease) (the “Additional Allowance”) for the costs reasonably relating to the design and construction of the Tenant Improvements. The Additional Allowance used shall be amortized into the Monthly Base Rent at ten percent (10%) per annum over the Term commencing on the Commencement Date, but excluding the Base Rent Abatement Period. Accordingly, effective as of the Commencement Date, but excluding the Base Rent Abatement Period, the Monthly Base Rent shall increase by an amount equal to Forty-Nine Thousand Two Hundred Sixty-Seven and 64/100 Dollars ($49,267.64) (the “Additional Allowance Amount”) per month. Tenant shall pay the monthly installments of the Additional Allowance Amount concurrently with the applicable Monthly Base Rent set forth in Section 3 of this Amendment commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the end of the Term.
9.Excess Cost. The definition of Excess Cost set forth in Paragraph 5(a) of the Work Letter attached to the Lease as Exhibit “F” is hereby amended to mean, “The amount by which the estimated costs of the Tenant Improvement exceed the Tenant Improvement Allowance and the Additional Allowance shall mean the “Excess Cost”.
10.Notice of Exclusive Use. Tenant hereby acknowledges that the Lease is subject to the following use restrictions set forth in those notices of exclusives uses recorded against the Property and attached hereto as Exhibit A (collectively, the “Exclusive Use Notices”): (a) that certain Notice of Exclusive Use for East Village [Lot 2, Block A, EastVillage RA-2 and RA-3] recorded on July 22, 2025 in the Travis County official records; (b) that certain Notice of Exclusive Use for East Village [Lot 4, EastVillage RA-19-21] recorded on July 23, 2025 in the Travis County official records; and (c) that certain Notice of Exclusive Use for East Village [Lot 1, EastVillage RA-19-21] recorded on July 23, 2025 in the Travis County official records.
11.Brokers. Each party represents and warrants to the other party that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment, and shall indemnify, defend and hold harmless the other party against any loss, cost, liability or expense incurred by the other party as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of such party.
12.Continuing Effectiveness. The Lease, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect.
13.Counterparts; Electric Signatures. This Amendment may be executed in any number of counterparts, each of which, when executed by a party, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Electronic transmission signatures of any of the parties shall be deemed to be original signature in connection with the execution of this Amendment or any modification of the Lease.
14.Confidentiality. All of the terms and provisions of this Amendment and all documents and correspondence relating thereto shall be kept confidential by Tenant and the terms and provisions thereof shall not be disclosed without the prior written consent of Landlord.
15.Authorization. The parties signing on behalf of Tenant each hereby represents and warrants that such party has the capacity set forth on the signature pages hereof and has full power and authority to bind Tenant to the terms hereof.
(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

“LANDLORD”	“TENANT”

Tarlton-Reger Owner, LLC, a Delaware limited liability company	BillionToOne, Inc., a Delaware corporation

By: /s/ Jeff Uittenbogaard Print Name: Jeff Uittenbogaard Title: Authorized Signatory	By: /s/ Oguzhan Atay Print Name: Oguzhan Atay Title: Chief Executive Officer

Exhibit A

Exclusive Use Notices

[Attached]
    Exhibit A